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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 033-75698, No. 333-06486, No. 333-29939, No. 333-57374, No. 333-73394, No. 333-104287, No. 333-107006, No. 333-142354, No. 333-150647, No. 333-157787, No. 333-164921 and No. 333-168106) and Forms S-3 (No. 333-105985, No. 333-121519, No. 333-135793, No. 333-150649 and No. 333-161948) of VIVUS, Inc. of our reports dated February 25, 2011, relating to the consolidated financial statements and schedule of VIVUS, Inc. and the effectiveness of internal control over financial reporting of VIVUS, Inc., included in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
February 25, 2011

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  Exhibit 23.1